Exhibit 99.1

News Release

Hi-Crush Partners LP Reports Third Quarter 2012 Results

(Thomson Reuters ONE via COMTEX) — Houston, Texas, November 13, 2012 - Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, today reported net income of $9.1 million, or $0.33 per basic limited partner unit.

For the period beginning August 16, 2012, when Hi-Crush completed its initial public offering, and ending September 30, 2012, distributable cash flow was $9.3 million. On October 19, 2012, Hi-Crush declared the first regular cash distribution of $0.2375 per unit on all common and subordinated units. This prorated amount corresponds to the minimum quarterly cash distribution of $0.475 per unit, or $1.90 on an annualized basis.

“We are pleased with the successful launch of our initial public offering in August,” said Bob Rasmus, Co-Chief Executive Officer of Hi-Crush. “We have a strong balance sheet and a pipeline of high-return growth projects ahead of us. The third quarter was in line with our internal projections, and operations are running smoothly. Underlying market dynamics, in terms of increased and increasing overall demand for Northern White frac sand remain strong.”

Hi-Crush also announced today the termination of the supply agreement with Baker Hughes Oilfield Operations, Inc. On September 19, 2012, Baker Hughes provided notice that it was terminating the contract. Hi-Crush believes that Baker Hughes’ termination was wrongful and a direct effort to circumvent its binding purchase obligations under the supply agreement. Hi-Crush engaged in discussions with Baker Hughes after receiving the notice, but the parties were unable to reach a mutually satisfactory resolution of the matter. On November 12, 2012, Hi-Crush formally terminated the supply agreement and filed suit in the State District Court of Harris County, Texas against Baker Hughes seeking damages for Baker Hughes’ prior wrongful termination of the supply agreement. “We believe in the strength of our contracts and intend to vigorously enforce our rights under the supply agreement against Baker Hughes,” said Jim Whipkey, Co-CEO of Hi-Crush. “This is an isolated incident and does not affect our estimated cash distributions to our unitholders. We reinforce our 2013 minimum quarterly distribution guidance of $0.475 per unit, or $1.90 on an annualized basis.”

Overview of Financial Results

Results of operations for the three-month and nine-month periods ending September 30, 2012 include the results of the predecessor through August 15, 2012, at which time Hi-Crush assumed operations. This earnings release focuses on the period after the commencement of our IPO, beginning August 16, 2012, which we refer to as the “Successor” period. A reconciliation of the Successor period to the full third quarter results can be found in the attached tables.

Revenues for the Successor period totaled $12.6 million and reflect an average selling price slightly higher than projections. In addition, Hi-Crush is in line with its volume forecast at 914,000 tons sold of frac sand year-to-date.

Hi-Crush’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $9.6 million for the Successor period.

Earnings Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Hi-Crush’s third quarter results. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 403480. The replay will be available until November 27, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors–Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.

The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors–Event Calendar and Presentations section.

Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA and Distributable Cash Flow, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Distributions to Foreign Investors

The declaration of the distribution intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Hi-Crush

Hi-Crush is a domestic producer of monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s prospectus relating to its initial public offering filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:

Investor Relations

ir@hicrushpartners.com

(713) 960-4811

Source: Hi-Crush Partners LP

Condensed Consolidated Statement of Operations

(Amounts in thousands, except tons, units and per unit amounts)

	Period From August 16 Through September 30, 2012	Period From July 1 Through August 15, 2012	Three Months Ended September 30, 2011
	Successor	Predecessor	Predecessor
Tons sold	191,446	186,957	126,036

Revenues	$12,643	$12,601	$7,675
Cost of goods sold (including depreciation and depletion)	2,832	3,065	2,498

Gross profit	9,811	9,536	5,177

Operating costs and expenses:
General and administrative	592	1,494	518
Exploration expense	27	120	93
Accretion of asset retirement obligation	3	4	13

Income from operations	9,189	7,918	4,553

Other (income) expense:
Other income	—	(6)	—
Interest expense	80	855	760

Net income	$9,109	$7,069	$3,793

Earnings per unit:
Common units	$0.33

Subordinated units	$0.33

Limited partner units outstanding:
Common units	13,640,351

Subordinated units	13,640,351

Condensed Consolidated Statement of Operations

(Amounts in thousands, except tons, units and per unit amounts)

	Period From August 16 Through September 30, 2012	Period From January 1 Through August 15, 2012	Nine Months Ended September 30, 2011
	Successor	Predecessor	Predecessor
Tons sold	191,446	726,213	126,036

Revenues	$12,643	$46,776	$7,675
Cost of goods sold (including depreciation and depletion)	2,832	13,336	2,498

Gross profit	9,811	33,440	5,177

Operating costs and expenses:
General and administrative	592	4,631	1,165
Exploration expense	27	539	93
Accretion of asset retirement obligation	3	16	13

Income from operations	9,189	28,254	3,906

Other (income) expense:
Other income	—	(6)	—
Interest expense	80	3,240	760

Net income	$9,109	$25,020	$3,146

Earnings per unit:
Common units	$0.33

Subordinated units	$0.33

Limited partner units outstanding:
Common units	13,640,351

Subordinated units	13,640,351

EBITDA and Distributable Cash Flow

(Amounts in thousands)

	Period From August 16 Through September 30, 2012	Period From July 1 Through August 15, 2012	Three Months Ended September 30, 2011
	Successor	Predecessor	Predecessor
Reconciliation of EBITDA and Distributable Cash Flow to Net Income:
Net income	$9,109	$7,069	$3,793
Taxes	—	—	—
Depreciation and depletion	395	421	306
Interest expense, net	80	855	760

EBITDA	$9,584	$8,345	$4,859

Less:
Cash interest paid	(43)
Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(258)
Add: Accretion of asset retirement obligation	3

Distributable Cash Flow (2)	$9,286

	Period From August 16 Through September 30, 2012	Period From January 1 Through August 15, 2012	Nine Months Ended September 30, 2011
	Successor	Predecessor	Predecessor
Reconciliation of EBITDA and Distributable Cash Flow to Net Income:
Net income	$9,109	$25,020	$3,146
Taxes	—	—	—
Depreciation and depletion	395	1,089	306
Interest expense, net	80	3,240	760

EBITDA	$9,584	$29,349	$4,212

Less:
Cash interest paid	(43)
Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(258)
Add: Accretion of asset retirement obligation	3

Distributable Cash Flow (2)	$9,286

(1)	Maintenance and replacement capital expenditures, including accrual for reserve replacement, was determined based on an estimated reserve replacement cost of $1.35 per ton sold during the period from August 16 through September 30, 2012. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent a reserve or requirement to spend the capital.
(2)	Consistent with our intention to pay a prorated distribution for the period from the completion of our initial public offering through September 30, 2012, this represents distributable cash flow for the same period. As such, it does not reflect the amount of cash flow that would have been available for distribution over an entire fiscal quarter.

Condensed Consolidated Cash Flow Information

(Amounts in thousands)

	Period From August 16 Through September 30, 2012	Period From January 1 Through August 15, 2012	Nine Months Ended September 30, 2011
	Successor	Predecessor	Predecessor
Depreciation and depletion	$395	$1,089	$306
Net cash provided by operating activities	6,691	16,660	14,688
Net cash used in investing activities	(100)	(80,045)	(42,109)
Net cash provided (used) by financing activities	(5,131)	61,048	42,719
Net increase (decrease) in cash	1,460	(2,337)	15,298

Condensed Consolidated Balance Sheet

(Amounts in thousands)

	September 30, 2012 (Unaudited)	December 31, 2011 (Audited)
	Successor	Predecessor
Assets
Current assets
Cash	$3,444	$11,054
Restricted cash	—	30
Accounts receivable	12,817	4,026
Inventories	4,311	2,374
Due from Sponsor	9,731	—
Prepaid expenses and other current assets	468	294

Total current assets	30,771	17,778

Property, plant and equipment, net	69,283	52,708
Deferred charges, net	1,104	1,743

Total Assets	$101,158	$72,229

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$1,370	$4,954
Accrued liabilities	2,070	866
Deferred revenue	4,604	9,178

Total current liabilities	8,044	14,998
Long-term debt	—	46,112
Asset retirement obligation, net	851	832

Total Liabilities	8,895	61,942
Total Partners’ Capital	92,263	10,287

Total Liabilities and Partners’ Capital	$101,158	$72,229